Exhibit 15.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement Form S-8 (File No. 333-240282) of Brookfield Renewable Corporation (the “Company”) of our report dated February 26, 2021, with respect to the consolidated statements of financial position of the Company as at December 31, 2020 and 2019 and the consolidated statements of income (loss), comprehensive income (loss), changes in equity and cash flows for each of the years in the three-year period ended December 31, 2020 included in this Annual Report on Form 20-F for the year ended December 31, 2020.

/s/ Ernst & Young LLP

Chartered Professional Accountants
Licensed Public Accountants

Toronto, Canada
February 26, 2021